Exhibit 99.1

AsiaInfo Enters into Stock Purchase Agreement with Call Center International Limited

•	Partnership gives AsiaInfo an established, leading outbound call service to obtain high-quality, first-hand feedback from subscribers

•	Leverages AsiaInfo’s leading market share in business intelligence installations and reputable consulting team to provide carriers with enhanced sales & marketing campaigns

BEIJING/SANTA CLARA, Calif.– October 2, 2009 – AsiaInfo Holdings, Inc. (NASDAQ: ASIA) (“AsiaInfo” or the “Company”), a leading provider of telecom software solutions and IT security products and services in China, today announced that Bonson Information Technology Ltd. (“Bonson”), a wholly-owned subsidiary of AsiaInfo, has entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Call Center International Limited (“Call Center”) to purchase a 60% ownership stake in SmartCall Holding Limited (“SmartCall”), a wholly owned subsidiary of Call Center.

SmartCall is a Cayman Islands registered company which, through its subsidiaries in China, provides outbound call services on behalf of telecommunications operators in China. SmartCall aims to obtain high-quality, real-time subscriber feedback and help carriers successfully promote and sell products and services.

Under the terms of the Purchase Agreement, Bonson acquired a 60% ownership stake in SmartCall for an aggregate consideration of up to $2.21 million; the payment is subject to the achievement of certain business goals by SmartCall.

“As competition among carriers intensifies, they are increasingly seeking new ways to proactively reach out to their customer base to obtain first-hand feedback, understand customers’ needs and promote new products and services,” said Mr. Steve Zhang, AsiaInfo’s president and chief executive officer. “Utilizing SmartCall’s first-class outbound call service will expand our existing data collection, data analysis and target marketing consultation services, and provide us with the resources and expertise to fully execute end-to-end target marketing campaigns. In addition to gaining the expertise and physical platform to assist China Mobile in executing their sales and marketing strategy, this acquisition highlights our ability to leverage relationships with existing customers in order to rollout new, innovative solutions to China’s rapidly evolving telecom industry.”

AsiaInfo began deploying Business Intelligence (“BI”) solutions for China Mobile in early 2000. Seizing opportunities sparked by the industry’s restructuring in 2008, AsiaInfo has evolved to offer new innovative solutions such as reassigning its engineers to work onsite for operators such as China Mobile to analyze data collected by its BI solutions and design targeted sales and marketing campaigns.

Mr. Mingquan Gu, Call Center’s founder, stated, “We are very pleased to reach this agreement and are confident that AsiaInfo’s Business Intelligence installation base in 15 out of 31 China Mobile subsidiaries provides an ideal platform to further enhance the efficiency of carriers’ outbound call operations and achieve higher success rates. Going forward, we are optimistic that AsiaInfo’s established, national sales network will transform SmartCall from a regional service provider to a full-scale, nationwide service provider.”

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (NASDAQ: ASIA) is a leading provider of high-quality telecom software solutions and IT security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a prominent supplier of IT security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

Safe Harbor Statement

The information contained in this document is as of October 2, 2009. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in our reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com